Exhibit 99.1

Contact: Patricia D. Phillips
Investor Relations
952-591-3840
ir@moneygram.com

MoneyGram International, Inc. Will Present Today
at Piper Jaffray Financial Services Conference

Minneapolis, Minn., March 16, 2005 — Phil Milne, chief executive officer of MoneyGram International, Inc., will speak today at the Piper Jaffray Financial Services Conference in New York City beginning at 11:15 a.m. Eastern Standard Time. The webcast of the conference will be accessible on the Piper Jaffray web site at www.piperjaffray.com/fscwebcast.

     The presentation will be available on the Piper Jaffray web site for up to 30 days after the conference.

     For more information about MoneyGram International, contact Investor Relations at 952-591-3840 or visit the company website at www.moneygram.com.

     About MoneyGram International, Inc. MoneyGram International, Inc., is a leading global payment services company and S&P MidCap 400 company. The company’s major products and services include global money transfer, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram, with more than 75,000 agents in 170 countries, had more than $825 million in revenue in 2004. For more information, visit the company’s website at www.moneygram.com.

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Cautionary Information Regarding Forward-Looking Statements

The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially adversely affect revenue derived from investment of funds received from the sale of payment instruments; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment product markets; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company’s products or services or render products or services less profitable or obsolete; (i) continued political stability in countries in which MoneyGram has material agent relationships; (j) material lawsuits or investigations; (k) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending; (l) material breach of security of any of our systems (m) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; and (n) other factors more fully discussed in MoneyGram’s filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.